UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2020

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02	Termination of a Material Definitive Agreement

As disclosed by 9 Meters Biopharma, Inc. (formerly known as Innovate Biopharmaceuticals, Inc.), a Delaware corporation (the “Company”), in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2020, the Company was granted a loan from Central Bank in the aggregate amount of $220,205, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. On May 7, 2020, the Company decided that it would return all funds borrowed under the PPP on or before May 14, 2020.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 6, 2020, the Company consummated its merger with Naia Rare Diseases, Inc., an exempted company incorporated under the laws of the Cayman Islands (“Naia”), in accordance with the terms of a previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), dated April 30, 2020, by and among the Company, Naia Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“First Merger Sub”), Second Naia Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company (“Second Merger Sub”), Naia, and Naia Limited, an exempted company incorporated under the laws of the Cayman Islands, as Shareholders’ Agent.

Pursuant to the Merger Agreement, First Merger Sub merged with and into Naia, with Naia as the surviving corporation, and as part of the same overall transaction, Naia then merged with and into Second Merger Sub, with Second Merger Sub as the surviving entity and continuing as an indirect wholly owned subsidiary of the Company. The Company retained its public reporting and NASDAQ listing status.

In accordance with the terms of the Merger Agreement, at the closing all of Naia’s outstanding ordinary shares, Series B Preference Shares, Series A Preference Shares and Series 1 Preference Shares, each with a par value of $0.001 per share, were converted into the right to receive, in the aggregate, 4,835,438 shares of common stock of the Company. Each outstanding Naia warrant or option was exercised or cancelled prior to the effective time of the Merger. The Company agreed to register for resale the shares of common stock issued to Naia pursuant to the Merger Agreement.

Additionally, the shareholders of Naia received aggregate cash consideration of $2,112,000, plus the payment of certain amounts paid prior to closing of the merger by Naia pursuant to its license agreements with Amunix totaling $70,000. Consideration for the Naia Merger also includes future development and sales milestone payments worth up to $80,424,000 and royalties on net sales of certain products to which Naia has exclusive rights by license.

As of May 6, 2020, following the completion of the Merger, the pre-closing Company stockholders owned approximately 95.0% of the Company’s outstanding common stock and the former Naia shareholders owned approximately 5.0% of the Company’s outstanding common stock. As of May 6, 2020, after giving effect to the Merger, there were 96,251,342 shares of Common Stock outstanding, and 382,783 shares of Series A Preferred Stock outstanding, which will be convertible into 38,278,300 shares of Common Stock.

The issuance of the shares of common stock to the former shareholders of Naia in connection with the Merger and the related transactions did not require approval by Company stockholders. Prior to the consummation of the Merger, the shareholders of Naia approved the Merger Agreement at an extraordinary meeting of Naia shareholders.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on May 4, 2020, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the terms of the Merger Agreement and in connection with the Merger, the Company issued shares of common stock to former Naia shareholders. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares of common stock issued in connection with the Merger were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and on similar exemptions under applicable state laws.

Item 8.01.	Other Events.

On May 7, 2020, 9 Meters Biopharma, Inc. (the "Company") issued a press release to announce it has closed its merger with Naia Rare Diseases. A copy of such release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press release dated May 7, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: May 8, 2020	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer